EXHIBIT 5

Chadbourne and Parke LLP

30 Rockefeller Plaza

New York, NY 10112

November 9, 2012

Southern Copper Corporation

1440 East Missouri Avenue, Suite 160

Phoenix, Arizona 85014

Ladies and Gentlemen:

We have acted as counsel to Southern Copper Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of the Company’s $300 million aggregate principal amount of 3.500% Notes Due 2022 (the “2022 Notes”) and $1,200 million aggregate principal amount of 5.250% Notes Due 2042 (the “2042 Notes” and together with the 2022 Notes, the “Notes”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of November 5, 2012 among the Company and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-165904) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are to be issued under an indenture, dated as of April 16, 2010, as supplemented by the Third Supplemental Indenture and the Fourth Supplemental Indenture, each dated as of November 8, 2012, between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinion in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In rendering the opinion in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents

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to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering the opinion we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of their respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party and (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, when any applicable state securities laws or Blue Sky laws have been complied with, the Notes, when issued, authenticated and delivered in accordance with the provisions of the Underwriting Agreement and the Indenture, against payment of the agreed-upon consideration therefor, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We do not express any opinion herein with respect to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

The opinion is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K filed on November 9, 2012 and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated November 5, 2012 with respect to the

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Notes. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules promulgated thereunder.

Very truly yours,

/s/ Chadbourne & Parke LLP